Exhibit 10.1

Summary of BSA Plans

Share warrants (bons de souscription d’actions), or BSAs, entitle a holder to exercise the warrant for the underlying vested shares at an exercise price per share determined by our board of directors and at least equal to the fair market value of an ordinary share on the date of grant. In addition to any exercise price payable by a holder upon the exercise of any share warrant, share warrants need to be subscribed for at a price which is determined by the board of directors at the time of the grant.

Administration. Pursuant to delegations granted at our annual meeting, our board of directors determines the recipients, dates of grant and exercise price of share warrants, the number of share warrants to be granted and the terms and conditions of the share warrants, including their exercise period and their vesting period. In its discretion, the board of directors has the authority to extend the exercise period of share warrants post-termination.

Underlying shares. The securities to which the share warrants give rights are ordinary shares. Following our stock-split in May 2016, each BSA 2013-1 gives the holder the right to purchase one hundred (100) ordinary shares and each BSA 2017 and each BSA 2018 gives the holder the right to purchase one (1) ordinary share.

Allocation. Our BSAs are generally granted to executive officers, directors,  employees or consultants of our company. BSAs may be transferred except for the BSAs 2013-1.

Standard terms. The conditions to exercise our BSAs are as follows:

(a) The BSAs 2013-1 can be exercised (i) within three days as from the notification by the Company that an agreement has been entered into between one or more shareholders and another party resulting in the change of control of the Company within the meaning of Article L. 233-3-I of the French Commercial Code, as a result of transfer of the Company’s shares or merger by absorption of the Company, or

(ii) within ten days following the end of a period of 30 calendar days beginning on the date on which the price of the Company’s shares is fixed as part of an initial public offering of the Company, and the admission of the Company’s shares to a regulated or unregulated market, in France, the European Union or a stock exchange outside of the European Union, or

(iii) in the event of the Company’s shares being admitted to trading on a regulated or unregulated market, in France, EU or foreign exchange: (x) if the listing takes place between December 5 and 31 of a year ‘‘N’’, during a period from January 5 to 20 of each calendar year as from the second year following the year ‘‘N’’ in which the listing occurred; (y) if the listing takes place during a period other than the period referred to above: during a period from January 5 to 20 of each calendar year from the date immediately following the calendar year in which the listing took place.

Notwithstanding the foregoing, in case of notification by the Company to the holders of BSAs 2013-1 that the shareholders holding more than half of the capital and voting rights have accepted a purchase offer from one or more shareholders or third parties, acting alone or jointly, for all of the shares issued by the Company, the holders shall exercise all of their BSAs 2013-1 within 20 days from such notification failing such lapse.

(b) The BSAs 2017 can be exercised in one or several occasions. In the event of a takeover bid or a public exchange offer accepted by the board of directors, each holder shall have thirty (30) days starting from acceptation of such offer to exercise all of their BSAs 2017 or to sell them to the initiator of the takeover bid or the public exchange offer, otherwise the BSAs 2017 that has not been exercised or sold during this period will be null and void (unless the board of directors gives a waiver before the end of such period).

(c) The BSAs 2018 can be exercised in one or several occasions. In the event of a takeover bid or a public exchange offer accepted by the board of directors, each holder shall have thirty (30) days starting from acceptation of such offer to exercise all of their BSAs 2018 or to sell them to the initiator of the takeover bid or the public exchange offer, otherwise the BSAs 2018 that has not been exercised or sold during this period will be null and void (unless the board of directors gives a waiver before the end of such period). Subject to the terms and conditions relating to the exercise of the BSAs 2018 mentioned in the BSA 2018 Allotment Plan, in case of death of a holder, his heirs may only exercise the BSAs 2018 that have been vested in one single occasion within six (6) months from the death of such holder.

(d) The BSAs 2019 can be exercised in one or several occasions. The BSAs 2019 will be exercisable only if, on June 28, 2020, a consulting agreement is still in force and has not been the subject of a notice of termination between Mr. David Nikodem and/or Sapidus Consulting Group LLC on the one hand and the Company on the other hand.

In the event that the Company is the subject of a takeover bid or a public exchange offer accepted by the board of directors, each holder will have five (5) days starting from the opening of the public offering to exercise all of their 2019 BSA or to sell them to the initiator of the takeover bid or the public exchange offer, otherwise the BSAs 2019 that has not been exercised or sold during this period will be null and void.

(e) The BSAs 2019 bis can be exercised in one or several occasions. The BSAs 2019 bis will be exercisable only if, on March 9, 2021, a consulting agreement is still in force and has not been the subject of a notice of termination between Mr. Jérémy Goldberg and/or JPG Healthcare LLC on the one hand and the Company on the other hand.

In the event that the Company is the subject of a takeover bid or a public exchange offer accepted by the board of directors, each holder will have five (5) days starting from the opening of the public offering to exercise all of their 2019 BSA bis or to sell them to the initiator of the takeover bid or the public exchange offer, otherwise the BSAs 2019 bis that has not been exercised or sold during this period will be null and void.

(f) The BSAs 2019 ter can be exercised in one or several occasions. The BSAs 2019 ter will be exercisable only if, on June 28, 2020, a consulting agreement is still in force and has not been the subject of a notice of termination between Mr. David Nikodem and/or Sapidus Consulting Group LLC on the one hand and the Company on the other hand.

In the event that the Company is the subject of a takeover bid or a public exchange offer accepted by the board of directors, each holder will have five (5) days starting from the opening of the public offering to exercise all of their 2019 BSA ter or to sell them to the initiator of the takeover bid or the public exchange offer, otherwise the BSAs 2019 ter that has not been exercised or sold during this period will be null and void.

Vesting period. The vesting period of our BSAs is defined as follows:

The vesting period for the BSAs 2013-1 occurs immediately on the subscription date.

The vesting period for the BSAs 2017 occurs for one-third on May 29, 2018, one-third on May 29, 2019 and for the remaining on May 29, 2020.

The vesting period for the BSAs 2017 occurs as follow:

(i) regarding the BSAs 2018 granted to Mr. David Nikodem, one-third on September 1, 2019, one-third on September 1, 2020 and the balance on September 1, 2021;

(ii) regarding the BSAs 2018 granted to JPG Healthcare LLC, on November 8, 2019; and

(iii) regarding the BSAs 2018 granted to ISLS Consulting, one-third on December 14, 2019, one-third on December 14, 2020 and the balance on December 14, 2021,

provided that, (a) in each case, the vesting of the BSAs 2018 will be null and void if the service agreement entered into between the Company and the recipient (or the company that he represents) is terminated before the end of the first vesting period or in case of death of the recipient and (b) regarding the BSAs 2018 granted to Mr. Nikodem, (x) if such termination occurs after September 1, 2019 at the Company’s initiative and without any breach of the provisions of the agreement by

Sapidus (the company represented by the recipient), the vesting of the outstanding BSAs 2018 will amount to 1,000 BSAs 2018 per full month of execution of the aforementioned agreement since the last vesting period and (y) if such termination occurs after September 1, 2019 at Sapidus’ initiative, no vesting will occur between such date and the date on which the termination of the agreement is effective.

Notwithstanding the foregoing, in the event of a takeover bid or a public exchange offer accepted by the board of directors, the vesting period of all the BSAs 2018 will occur immediately.

The vesting period for the BSAs 2019 occurs immediately on the subscription date.

The vesting period for the BSAs 2019 bis occurs immediately on the subscription date.

The vesting period for the BSAs 2019 ter occurs immediately on the subscription date.

A contractual commitment will be made when Mr. David Nikodem subscribes to the BSAs 2019 ter, relating to (i) the temporary non-transferability of the BSAs 2019 ter until 9 March 2023 and (ii) the staggered exercise of his 2019 ter BSAs by tranche. Thus, as of 9 March 2021, Mr. David Nikodem will be able to exercise his 2019 ter BSAs up to the amount of :

(i) one third of the 2019 ter BSAs until 9 March 2022,

(ii) two-thirds of the 2019 ter BSAs during the period from 9 March 2022 to 9 March 2023, and

(iii) without limitation as of March 9, 2023.

Final date for exercising share warrants. The BSAs will expire (i) on December 31, 2023 for the BSAs 2013-1, (ii) on May 29, 2027 for the BSAs 2017, (iii) on December 14, 2028 for the BSAs 2018, (iv) on June 28, 2029 for the BSAs 2019, (v) on March 9, 2030 for BSAs 2019 bis and BSAs 2019 ter.